                                  EXHIBIT 21.1

                      SUBSIDIARIES OF STATION CASINOS, INC.

NEVADA CORPORATIONS

Palace Station Hotel & Casino, Inc.
Texas Station, Inc.
Boulder Station, Inc.
Sunset Station, Inc.
Tropicana Station, Inc.
Southwest Gaming Services, Inc.
Town Center Amusements, Inc. d.b.a. Barley's Casino & Brewing Company (50%
   ownership)
GV Ranch Station, Inc.

MISSOURI CORPORATIONS

Kansas City Station Corporation
St. Charles Riverfront Station, Inc.